Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 033-20773 on Form N-1A of our report dated February 19, 2008 relating to the financial statements and financial highlights of Fidelity Variable Insurance Product II, including Fidelity VIP Contrafund Portfolio; and of our report dated February 21, 2008 for VIP Disciplined Small Cap Portfolio; and of our report dated February 22, 2008 for VIP Index 500 Portfolio, appearing in the Annual Report on Form N-CSR of Variable Insurance Products Fund II for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 25, 2008